Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

8.50% ELKS (Equity Linked Notes)
Based Upon the Class A Common Stock of Comcast Corporation
Final Terms and Conditions
November 14, 2007

Issuer:	Citigroup Funding Inc.

Issuer Rating:	The creditworthiness of CFI is Aa2/AA (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Currency:	United States Dollar (“USD”).

Underlying Stock:	Comcast Corporation - Class A Share (NASDAQ, “CMCSA”).

Offering:	8.50% Comcast Corporation Equity Linked Securities (the “ELKS”).

Issue Size:	17,710,000 Units (Principal Amount of USD 350,036,379.00).

Trade Date:	November 14, 2007.

Issue Date:	November 26, 2007.

Valuation Date:	November 21, 2008.

Maturity Date:	November 26, 2008.

Offering Price:	USD 19.7649 per Unit.

Coupon:	8.50% per annum paid quarterly.

Initial Share Price:	USD 19.7649 (or 100%).

Cap Price:	USD 22.71, which represents approximately 114.90% of the Initial stock Price.

Final Stock Price:	The average Volume Weighted Average Price (“VWAP”) of the Underlying Stock as published by Bloomberg on each of the 5 business days up to and including the Valuation Date.

Payment at Maturity:	For each note of USD19.7649:

1) If the Final Stock Price is less than or equal to the Cap Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to the product of (i) the Exchange Ratio and (ii) the Final Stock Price, or

2) If the Final Stock Price is greater than the Cap Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio, (ii) the Final Stock Price, and (iii) a ratio equal to the Cap Price divided by the Final Stock Price.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-122925) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

8.50% ELKS (Equity Linked Notes)
Based Upon the Common Stock of Comcast Corporation
Final Terms and Conditions
November 14, 2007

Exchange Ratio:	1.0 share of the Underlying Stock for each ELKS of USD 19.7649 principal amount with any fractional shares to be paid in cash.

Other:	Citigroup Funding will have the right to call the ELKS at any time, in whole but not in part, for the call price described in the final terms, in the event that the Underlying Stock enters into a definitive agreement with respect to a Callable Reorganization Event. A Callable Reorganization Event is a Reorganization Event where the cash, securities (other than Marketable Securities) or other property to be received for the Underlying Stock has a market value on effective date greater than or equal to 25% of the transaction value on the effective date.

Business Days:	A day on which commercial banks in New York are open.

Calculation Agent:	Citigroup Global Markets Inc.

Form and Denomination:	Registered Medium Notes in minimum denominations and minimum increments of USD19.7649.

Clearing and Settlement:	DTC.

Listing:	None.

CUSIP:	17311G 391.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-122925) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.